Exhibit (h)(8)(ii)

NEUBERGER BERMAN EQUITY FUNDS
CLASS A
ADMINISTRATION AGREEMENT
SCHEDULE A

The Class A of the Series of Neuberger Berman Equity Funds currently subject to this Agreement are as follows:

Neuberger Berman Dividend Growth Fund

Neuberger Berman Emerging Markets Equity Fund

Neuberger Berman Equity Income Fund

Neuberger Berman Focus Fund

Neuberger Berman Genesis Fund

Neuberger Berman International Equity Fund

Neuberger Berman International Select Fund

Neuberger Berman International Small Cap Fund

Neuberger Berman Intrinsic Value Fund

Neuberger Berman Large Cap Growth Fund

Neuberger Berman Large Cap Value Fund

Neuberger Berman Mid Cap Growth Fund

Neuberger Berman Mid Cap Intrinsic Value Fund

Neuberger Berman Multi-Cap Opportunities Fund

Neuberger Berman Real Estate Fund

Neuberger Berman Small Cap Growth Fund

Neuberger Berman Sustainable Equity Fund

Neuberger Berman U.S. Equity Impact Fund

Date: October 13, 2023

NEUBERGER BERMAN EQUITY FUNDS
CLASS A
ADMINISTRATION AGREEMENT
SCHEDULE B

Compensation pursuant to Paragraph 3 of the Neuberger Berman Equity Funds Class A Administration Agreement shall be:

(1)	For the services provided to the Class A of a Series and its shareholders (including amounts paid to third parties), 0.26% per annum of the average daily net assets of the Class A of said Series; plus in each case

(2)	Certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust’s Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Investment Advisers LLC, and periodic reports to the Board of Trustees on actual expenses.

Date: July 1, 2017